UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2008
PANDA ETHANOL, INC.
(Exact name of registrant as specified in its charter)
000-50282
Commission File Number

Nevada (State or other jurisdiction of incorporation)	33-0986282 (I.R.S. Employer Identification No.)

4100 Spring Valley, Suite 1002 Dallas, Texas 75244 (Address of principal executive offices, including Zip Code)
972.361.1200
Registrant’s telephone number, including area code:
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 7, 2008, Franklin Byrd resigned from the position of Chief Financial Officer and Treasurer of Panda Ethanol, Inc. (the “Company”), effective January 18, 2008, to pursue other executive leadership opportunities in the energy industry. Upon Mr. Byrd’s resignation, Natasha Ray has been appointed to serve as interim Chief Financial Officer and Treasurer of the Company.
     Ms. Ray will be an at-will employee of the Company. Her annual base salary will be $155,000. She will be eligible to receive a cash bonus of up to 10% of her base salary at the end of the year, which will be determined by the achievement of certain criteria established by the board of directors of the Company.
     Ms. Ray, age 42, has served as Assistant Treasurer of Panda Energy International, Inc. (“Panda Energy”) since September 2007. Ms. Ray has performed the duties of Assistant Treasurer to the Company during this period as well, pursuant to the Company’s services agreement (the “Services Agreement”) with Panda Energy Management, LP, a wholly-owned subsidiary of Panda Energy. Prior to that, she served as Assistant Treasurer to the Company from May 2006 to September 2007 and at Panda Energy as Director of Treasury Management and Corporate Budgeting from 2000 to May 2006. Ms. Ray served as a Treasury Analyst from 1997 to 2000.
     There are no family or other relationships required to be disclosed concerning Ms. Ray. Ms. Ray holds options to purchase 8,000 shares of Panda Energy’s common stock. A full description of the Services Agreement and the relationships between the Company and Panda Energy were previously provided in “Item 1.01 Entry into a Material Definitive Agreement — Services Agreement” of the Company’s Current Report on Form 8-K filed on November 15, 2007 and the section of the Company’s Definitive Proxy Statement filed on October 12, 2007 entitled “Certain Relationships and Related Transactions,” which sections are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 11, 2008

PANDA ETHANOL, INC.
By:	/s/ Darol Lindloff
Darol Lindloff
Chief Executive Officer and President

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